UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 30, 2016

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16244 (Commission File Number)	11-2989601 (IRS Employer Identification No.)

Terminal Drive, Plainview, New York 11803

(Address of principal executive offices)

(516) 677-0200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06   Material Impairments.

On September 30, 2016, Veeco Instruments Inc. decided to significantly reduce future investments in its Atomic Layer Deposition (“ALD”) technology development and, as a result, concluded that a material charge for impairment of its ALD assets would be required.

The impaired assets include the fast array scanning ALD technology for flexible organic light-emitting diode (OLED) and semiconductor markets acquired in connection with the acquisition of Synos Technology, Inc. on October 1, 2013.  The decision to reduce future investments in ALD reflects the company’s ongoing focus to balance technology investments with the potential for associated revenue realization.  Although the Company has continued to make progress with ALD technology development for advanced semiconductor applications, the expected timing for revenue realization has been delayed.

In the third quarter, Veeco expects to record total asset impairment and restructuring charges of between $56 and $62 million, or $1.44 to $1.59 per share. The vast majority of these charges relate to the non-cash impairment of the intangible ALD asset. Veeco expects future cash expenditures related to the ALD impairment of between $1 and 2 million, representing severance and other costs.

A copy of the press release announcing these matters is furnished as Exhibit 99.1 to this report.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

99.1	Press release issued by Veeco dated October 5, 2016

The information in this report, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall this information or this exhibit be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 5, 2016	VEECO INSTRUMENTS INC.

	By:	/s/ Gregory A. Robbins
Name: Gregory A. Robbins
Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit	Description

99.1	Press release issued by Veeco dated October 5, 2016